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CONTENTS

Exhibit 4.56

Execution version

DATED 21 FEBRUARY 2003

DEED OF AMENDMENT, RELEASE AND CONSENT

in relation to a

REVOLVING CREDIT FACILITY AGREEMENT
of up to US$600,000,000

to

BLUEWATER HOLDING B.V.
BLUEWATER ENERGY SERVICES B.V.
BLUEWATER OFFSHORE PRODUCTION SYSTEMS LIMITED
BLUEWATER (HAEWENE BRIM) N.V.
RANBERGER HOLDING N.V.
LULUDIA ASSET FINANCE B.V.
REFUGIO B.V.

provided by
the banks and financial
institutions named herein

arranged by

BARCLAYS CAPITAL
FORTIS BANK NEDERLAND N.V.
and
ING BANK N.V.

Norton Rose

CONTENTS

Clause
1 Definitions
2 Interpretation
3 Amendments
4 Reassignment, release, discharge and termination
5 Consents
6 Effective Time
7 Appointment of Escrow Agent
8 Law and jurisdiction
9 Escrow Agent
10 Miscellaneous
Schedule 1 Amendments to Transaction Documents
Schedule 2 Form of BH Account Charge
Schedule 3 Reduction Schedule
Schedule 4 BH Corporate Documents
Schedule 5 Lessor Notice
Schedule 6 Facility Agent Notice
Schedule 7 Conditions precedent

THIS DEED is dated 21 February 2003 and made BETWEEN:

(1)
RANBERGER HOLDING N.V., LULUDIA ASSET FINANCE B.V. and REFUGIO B.V., as Borrowers;

(2)
BLUEWATER OFFSHORE PRODUCTION SYSTEMS LIMITED;

(3)
BLUEWATER ENERGY SERVICES B.V., as Bluewater Agent;

(4)
HILL SAMUEL LEASING (NO.4) LIMITED, as Lessor;

(5)
ALICE EXPLORATION FOUNDATION, ARIEL EXPLORATION FOUNDATION and ASTERIX EXPLORATION FOUNDATION, as Standby Purchasers;

(6)
ING BANK N.V., as Facility Agent, Glas Dowr L/C Bank, RBV Owner and LBV Owner;

(7)
BARCLAYS BANK PLC, as General Security Trustee, Credit Security Trustee, Facility Security Trustee, Uisge Gorm Assumption Bank, Bleo Holm Topsides Assumption Bank and Bleo Holm Topsides L/C Bank; and

(8)
NORTON ROSE, as Escrow Agent.

THIS DEED WITNESSES AND IT IS HEREBY AGREED as follows:

1      Definitions

  In this Deed, words and expressions shall, unless the context otherwise requires, bear the meanings attributed to them in the Deed of Proceeds and Priorities, and:

  "Deed of Proceeds and Priorities" means the deed entitled "Trust Deed and Deed of Proceeds and Priorities" dated 28 January 2002 and made between (1) the banks and financial institutions listed in schedule 1 thereto, (2) ING Bank N.V., Barclays Bank PLC, acting through its investment banking division, Barclays Capital, and Fortis Bank (Nederland) N.V., as arrangers, (3) ING Bank N.V., as facility agent, (4) Barclays Bank PLC, acting through its investment banking division, Barclays Capital, as technical bank, (5) Barclays Bank PLC, as general security trustee, (6) Barclays Bank PLC, as credit security trustee, (7) Barclays Bank PLC, as facility security trustee, (8) Bluewater Holding B.V., Bluewater Energy Services B.V., Bluewater Offshore Production Systems Limited, Bluewater (Haewene Brim) N.V., Bluewater (Munin) N.V., Ranberger Holding N.V., Luludia Asset Finance B.V. and Refugio B.V. as borrowers and security parties, (9) Aurelia Energy N.V., Bluewater (Bleo Holm) N.V., Bluewater (Floating Production) Limited, Bluewater (Glas Dowr) N.V., Bluewater (Malta) Limited, Bluewater (New Hull) N.V., Bluewater (UK) Limited, Bluewater Energy N.V., Bluewater Equipment Leasing Limited, Bluewater Offshore Production Systems N.V., Bluewater Operations (UK) Limited, Bluewater Terminal Systems N.V., Bluewater Norway ANS, Lufeng Development Company ANS, Pierce Production Company Limited, Bluewater Brasil Ltda., Bluewater Floating Productions B.V., Bluewater International B.V., Bluewater Offshore Production Systems Nigeria Limited, Bluewater Offshore Production Systems (USA) Inc., Bluewater Services (UK) Limited and Bleo Holm Standby Purchaser N.V. as guarantors and security parties, (10) Bluewater Energy Services B.V., as Bluewater agent, (11) Hill Samuel Leasing (No. 4) Limited, as lessor, (12) Ariel Exploration Foundation, Alice Exploration Foundation and Asterix Exploration Foundation, as standby purchasers, (13) ING Bank N.V., acting through its Amsterdam head office, as equipment account bank, and (14) ING Bank N.V., acting through its Amsterdam head office, as security trustee account bank;

  "BH Account Charge" means the account charge entered into or to be entered into by BH in favour of the General Security Trustee in relation to the BH Assigned Account, in the form attached as schedule 2;

  "BH Assigned Account" means the interest bearing Dollar account of BH with the Account Bank designated "BH Assigned Account" with account number 02.00.16.107, and includes any redesignation and sub-accounts thereof;

  "BH Corporate Documents" means together the managing director's certificate, the board resolutions and the shareholders resolutions, each in the form attached as the relevant part of schedule 4;

  "Business Day" has the meaning given to that expression in the Glas Dowr Head Lease;

  "Effective Time" means the time determined in accordance with clause 6.1;

  "Facility Agent Notice" means a notice in the form and terms of schedule 6;

  "Guarantees" means together the Facility Guarantee, the Lessor Guarantee, the Uisge Gorm Payment Agreement Guarantee, the Glas Dowr L/C Guarantee, the Bleo Holm Topsides Payment Agreement Guarantee, the Bleo Holm Topsides L/C Guarantee, the RBV Guarantee, the RBV Documents Guarantee, the LBV Guarantee and the LBV Documents Guarantee;

  "Lessor Notice" means a notice in the form and terms of schedule 5; and

  "Termination Event" has the meaning given to that expression in the Glas Dowr Head Lease.

2      Interpretation

2.1
Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Deed.

2.2
In this Deed, unless the context otherwise requires:

2.2.1
references to clauses and schedules shall be construed as references to the clauses of and schedules to this Deed and references to this Deed include the schedules;

2.2.2
references to (or to any specified provision of) this Deed or any other document shall be construed as references to this Deed, that provision or that document as in force for the time being and as amended in accordance with the terms thereof with the consent of all relevant parties pursuant to any relevant provision of the Deed of Proceeds and Priorities (including, without limitation, clause 16.3 thereof);

2.2.3
references to a "regulation" include any regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity;

2.2.4
words importing the plural include the singular and vice versa;

2.2.5
references to a time of day are to the time in London, England on the relevant day; and

2.2.6
references to a statutory provision shall be construed as references to that provision as from time to time replaced, amended and re-enacted.

2.3
References in this Deed to the Facility Agent, the Technical Bank, the General Security Trustee, the Credit Security Trustee, the Facility Security Trustee, any Arranger or any Bank and references to all or any obligations and liabilities of any one or more of those persons shall be strictly construed as references to that person or (as the case may be) those obligations and liabilities of that person solely in its capacity as such.

3      Amendments

  As of and with effect from the Effective Time, certain of the Transaction Documents shall be, and they are hereby, amended in the manner set forth in schedule 1.

4      Reassignment, release, discharge and termination

  As of and with effect from the Effective Time, the General Security Trustee hereby:

4.1
unconditionally and irrevocably reassigns, releases and discharges all rights, title, interests and benefit, present and future, assigned, charged and/or pledged to it pursuant to the BOPS Account Charge; and

4.2
expressly agrees that all obligations and liabilities owed by BOPS under the BOPS Account Charge shall be and are hereby terminated and BOPS is accordingly released from all such obligations and liabilities.

5      Consents

5.1
Each of the parties hereto hereby expressly, in each case, for all purposes of the Transaction Documents and to the extent that such consent is required, acknowledges and consents to:

5.1.1
the entry into by each of the other parties hereto of this Deed;

5.1.2
the entry into by each of the parties thereto of the BH Account Charge;

5.1.3
the amendments effected pursuant to clause 3; and

5.1.4
the reassignment, release, discharge and termination effected pursuant to clause 4,

  and expressly waives all or any breaches of the terms of the Transaction Documents which would otherwise occur as a result of any of the foregoing matters.

5.2
The Lessor hereby expressly, for all purposes of the Transaction Documents and to the extent that such consent is required, acknowledges and consents to:

5.2.1
the tow of the Glas Dowr Vessel from its current location (being Aker McNulty, Commercial Road, South Fields, Tyne & Wear, NE33 IRZ, United Kingdom) to Verolme Botlek, Prof. Gerbrandyweg 25, Amsterdam-Botlek, Harbour number 4550 (the "Rotterdam Location"); and

5.2.2
the location of the Glas Dowr Vessel at the Rotterdam Location;

5.2.3
the tow of the Glas Dowr Vessel from the Rotterdam Location to "A' berth, Duncan Dock, Cape Town Harbour, Cape Town, the Republic of South Africa (the "South Africa Location");

5.2.4
the completion of certain modifications to the Glas Dowr Vessel at the Rotterdam Location and/or the South Africa Location pursuant to a Form of Agreement effective as of 12 July 1999 between BUK and Aker McNulty Limited in relation thereto; and

5.2.5
(a)
the tow of the Glas Dowr Vessel from the South Africa Location to the initial location at which the Glas Dowr Vessel is to be moored for the purpose of producing oil under the terms of the Current Glas Dowr Soekor Contract (the "Initial Soekor Location"), and the mooring and hook-up of the Glas Dowr Vessel at the Initial Soekor Location; and

    (b)
    the towage to and mooring and hook-up at any location at which Soekor can require the Glas Dowr Vessel to be operated under the Current Glas Dowr Soekor Contract which is within South African territorial waters, subject to (i) BUK providing at least twenty-eight (28) Business Days advance notice to the Lessor of the applicable relocation and (ii) the Lessor not having withdrawn such consent by notice in writing to the Lessee and BUK, which it shall be entitled to do following receipt of the notice above only where (A) any Termination Event has occurred which is continuing, or (B) the Lessor certifies in good faith that, had such consent been requested at that time, the Lessor would (in line with its normal credit process) have refused such consent, or (C) the Lessor is not satisfied (acting reasonably) with its increased exposure to liability in view of its interest in the Glas Dowr Vessel by reference to laws in any jurisdiction which would be applicable to the Glas Dowr Vessel or claims relating to the Glas Dowr Vessel in the new location which are either then in force or which the Lessor (acting reasonably) considers likely to come into force in any such jurisdiction.

6      Effective Time

  6.1  Determination of Effective Time

  The Effective Time will be the time at which the Escrow Agent shall have received each of (i) the Facility Agent Notice, signed on behalf of the Facility Agent, and (ii) the Lessor Notice signed on behalf of the Lessor (and, for the avoidance of doubt, if the Escrow Agent receives either or both of the Facility Agent Notice and the Lessor Notice at different times, the Effective Time shall be the time at which the Escrow Agent has received both the Facility Agent Notice and the Lessor Notice), as notified by the Escrow Agent to the Facility Agent, the Bluewater Agent and the Lessor pursuant to clause 6.3.

6.2  Facility Agent Notice and Lessor Notice

  6.2.1
  The Lessor hereby undertakes to each of the other parties hereto that it will, promptly following the satisfaction and/or waiver of the conditions precedent detailed in schedule 7, sign and issue the Lessor Notice to the Escrow Agent, in accordance with clause 6.3.

  6.2.2
  The Facility Agent hereby undertakes to each of the other parties hereto that it will, promptly following the satisfaction and/or waiver of the conditions precedent detailed in schedule 7, sign and issue the Facility Agent Notice to the Escrow Agent, in accordance with clause 6.3.

6.3  Manner of issue of Facility Agent Notice and Lessor Notice

  The Facility Agent Notice and the Lessor Notice shall be issued to the Escrow Agent by facsimile, to fax number +33 1 53 85 56 56, marked for the urgent attention of Alison Baxter/Jill Whalley. Promptly following the occurrence of the Effective Time, the Escrow Agent shall notify each of the Facility Agent, the Bluewater Agent and the Lessor thereof (and shall attach to that notification copies of the Facility Agent Notice and the Lessor Notice) as follows:

  6.3.1
  in the case of the Facility Agent, by facsimile transmission, to fax number +3120 563 5164, marked for the urgent attention of Cornelie Goedhuis/Tristan Lapoutre, or delivered by hand to the aforementioned individual;

  6.3.2
  in the case of the Bluewater Agent, by facsimile transmission, to fax number +3123 554 2112, marked for the urgent attention of Kees Voormolen, or delivered by hand to any of the aforementioned individuals, with a copy to Watson Farley & Williams by facsimile transmission to fax number +44 20 7814 8141, marked for the urgent attention of Mark Lawson or for the attention of such other or additional person, being a partner or employee of Watson Farley & Williams, whom Mark Lawson may notify in writing to the Escrow Agent, or delivered by hand to any of the aforementioned individuals; and

  6.3.3
  in the case of the Lessor, by facsimile transmission, to fax number +44 207 822 1974, marked for the urgent attention of the Managing Director, or delivered by hand to the aforementioned individual with a copy to Norton Rose by facsimile transmission to fax number +44 20 7283 6500, marked for the urgent attention of Anya Page, or delivered by hand to the aforementioned individual.

7      Appointment of Escrow Agent

  Each of the parties hereto who is expressed to be a party to the BH Account Charge hereby irrevocably and unconditionally appoints Norton Rose to act as its escrow agent as follows:

7.1
until the Effective Time, to hold the BH Account Charge, with effect from the time at which it is delivered into the possession of the Escrow Agent (whether in original, electronic and/or faxed signed version), in escrow and subject to and in accordance with the terms of this Deed; and

7.2
upon the occurrence of the Effective Time, to date, release and deliver the BH Account Charge and thereafter to hold the BH Account Charge to the order of the parties thereto and to take all steps necessary or desirable to effect the registration in any relevant jurisdiction of the BH Account Charge, forthwith or, if registration is not required forthwith, within any applicable time limit.

8      Law and jurisdiction

8.1  Law

  This Deed is governed by, and shall be construed in accordance with, the laws of England and Wales.

8.2  Submission to jurisdiction

  For the benefit of the General Security Trustee and each other Beneficiary, each of the Limited Recourse Companies, BOPS, the Bluewater Agent and each Standby Purchaser irrevocably and unconditionally agrees that any legal action or proceeding arising out of or in connection with this Deed may be brought in the English courts, which shall have jurisdiction to settle or determine any dispute or claim arising out of or in connection with this Deed, and irrevocably and unconditionally submits to the exclusive jurisdiction of the English courts. Each of the Limited Recourse Companies irrevocably and unconditionally designates, appoints and empowers Norose Notices Limited at the address of its registered office for the time being (presently of Kempson House, Camomile Street, London EC3A 7AN, England) (marked for the attention of the Director of Administration, reference AJBD/AA44998), BOPS and the Bluewater Agent irrevocably and unconditionally designates, appoints and empowers WFW Legal Services Limited at the address of its registered office for the time being (presently of 15 Appold Street, London EC2A 2HB, England), and each Standby Purchaser irrevocably and unconditionally designates, appoints and empowers WFW Legal Services Limited at the address of its registered office for the time being (presently of 15 Appold Street, London EC2A 2HB, England), in each case to receive, for it and on its behalf, service of process issued out of the English courts in any legal action or proceeding arising out of or in connection with this Deed. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the General Security Trustee or any other Beneficiary to take any legal action or proceeding against any of the Limited Recourse Companies, BOPS, the Bluewater Agent and the Standby Purchasers in any other court of competent jurisdiction nor shall the taking of any legal action or proceeding in any one or more jurisdictions preclude the taking of any legal action or proceeding in any other jurisdiction, whether concurrently or not. Each of the Limited Recourse Companies, BOPS, the Bluewater Agent and each Standby Purchaser agrees that only the English courts and not those of any other jurisdiction shall have jurisdiction to settle and determine any dispute or claim which any of the Limited Recourse Companies, BOPS, the Bluewater Agent and the Standby Purchasers may have against the General Security Trustee or any other Beneficiary arising out of or in connection with this Deed.

9      Escrow Agent

9.1  Duties

  The Escrow Agent shall have no duties, obligations or liabilities whatsoever to the other parties hereto or any of them beyond those expressly stated in this Deed.

9.2  Liability

  The Escrow Agent shall not be liable to any other party hereto for, or otherwise in connection with, any action taken or omitted in good faith under or pursuant to, or otherwise in connection with, this Deed.

9.3  Reliance

  The Escrow Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person.

9.4  Indemnity

  Each of the Banks shall indemnify the Escrow Agent against all Losses paid, suffered or incurred by the Escrow Agent in the performance of the duties and functions delegated to it under this Deed or as a result of, or otherwise in connection with, any action taken or omitted by the Escrow Agent under or pursuant to this Deed. Aurelia Energy shall indemnify each of the Banks against all Losses paid, suffered or incurred by it pursuant to the foregoing sentence of this clause 9.4.

9.5  Determination by Escrow Agent

  The Escrow Agent shall have full power to determine all questions and doubts arising in relation to the interpretation or application of any provision of this Deed which affects the Escrow Agent and each such determination whether made upon a question actually raised or implied in the acts of the Escrow Agent shall be conclusive and shall bind all of the other parties hereto.

9.6  Illegality

  The Escrow Agent may refrain from doing anything which would be or might, in its opinion, be contrary to any law of any jurisdiction or any regulation or which would or might render it liable to any person and may do anything which is, in its opinion, necessary to comply with any such law or regulation.

10      Miscellaneous

10.1 Counterparts

  This Deed may be entered into in the form of two or more counterparts, each executed by one or more of the parties hereto, and, provided all the parties hereto shall so execute this Deed, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original but, taken together, they shall constitute one instrument.

10.2 English language

  All certificates, instruments and other documents to be delivered under or supplied in connection with this Deed shall be in the English language or shall be accompanied by a certified English translation upon which the recipient shall be entitled to rely.

10.3 Severability of provisions

  Each of the provisions of this Deed is severable and distinct from the others and if at any time one or more of those provisions is or becomes invalid, illegal or unenforceable under the laws of any jurisdiction neither the validity, legality and enforceability of the remaining provisions of this Deed nor the validity, legality and enforceability of those provisions in any other jurisdiction shall in any way be affected or impaired thereby.

10.4 Contracts (Rights of Third Parties) Act 1999

  Any person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce its terms.

10.5 Assignees and pledgees

  Each party hereto which is an assignee of the rights of any other party hereto agrees that, as such assignee and/or pledgee, it shall be bound by any restrictions on the exercise of those rights imposed on the assignor and/or pledgor by any provision of this Deed.

10.6 Transaction Document

  It is agreed that this Deed shall be a Facility Document and a Transaction Document, in each case, for all purposes of the Transaction Documents.

IN WITNESS whereof this Deed has been duly executed as a deed and delivered the day and year first above written

Schedule 1

Amendments to Transaction Documents

1      Definitions—schedule 9 to the Credit Agreement and schedule 2 to the Deed of Proceeds and Priorities

(a)
In each of schedule 9 to the Credit Agreement and schedule 2 to the Deed of Proceeds and Priorities, the definition identified below shall be deleted and replaced with the corresponding definition set out below:

  " "Acceptable Hedging Arrangements" means interest and currency exchange hedging documents and transactions entered into by any Security Party which is an Aurelia Energy Group Member, in each case acceptable to the Facility Agent, in amounts and on terms sufficient and appropriate to control the Aurelia Energy Group's potential exposure, for the whole of the Facility Security Period, to future variations in interest rates and/or currency exchange rates in respect of an amount which is from time to time:

  (i)
  not less than the amount of all of the Minimum Contract Earnings from time to time; and

  (ii)
  not more than the lesser of (i) the Borrowing Base Amount from time to time, (ii) the Facility Amount from time to time, and (iii) (subject always to (a) above) the amounts which the Bluewater Agent determines, at the time at which the relevant interest or exchange hedging arrangement is entered into, to be the anticipated interest and currency exposure of the Borrowers determined by reference to the period for repayment of, and the amount from time to time of, the Credit;"

(b)
In each of schedule 9 to the Credit Agreement and schedule 2 to the Deed of Proceeds and Priorities, the definitions of BOPS Assigned Account and BOPS Account Charge shall be deleted, and the following definitions shall be inserted:

  " "BH Account Charge" means the account charge entered into or to be entered into by BH in favour of the General Security Trustee in relation to the BH Assigned Account, in the form attached as schedule 2;

  "BH Assigned Account" means the interest bearing Dollar account of BH with the Account Bank designated "BH Assigned Account" with account number 02.00.16.107, and includes any redesignation and sub-accounts thereof;"

2      Clause 2.5.5 of the Credit Agreement

  Clause 2.5.5 of the Credit Agreement shall be deleted and replaced with a new clause 2.5.5 as follows:

  "2.5.5    Reductions in Maximum Available Amount

  Whenever it is necessary to determine the Maximum Available Amount for the purposes of determining the amount of an Advance pursuant to this clause 2.5, the Maximum Available Amount shall be reduced:

  (a)
  by the aggregate of:

  (i)
  the Credit as at the date on which that Advance is to be made (as specified in the Drawdown Notice relating to that Advance) ("relevant date") (and for this purpose the Credit shall not include the amount of that Advance); and

    (ii)
    the sum of:

    (A)
    the amount (if any) by which (x) the sum of the total amount of all interest which has accrued and will accrue in the future (but has not been paid) during the period commencing on the immediately preceding Repayment Date (or, if there is no immediately preceding Repayment Date, commencing on the day on which the first Advance is drawn down) and terminating on the relevant date (the "initial period") (taking into account the amount of that Advance), in each case, in accordance with clause 3.1, plus the total amount of all Hedging Payments which have fallen due and will fall due in the future (but have not been paid) during the initial period, exceeds (y) the total amount of all Hedging Receipts which have been received or are scheduled to be received during the initial period; plus

    (B)
    the total amount of all commitment commission which has accrued and will accrue in the future (but has not been paid) during the initial period (taking into account the amount of that Advance), in each case, in accordance with clause 5.1.2; and

  (b)
  if, during the initial period, any monies have been transferred from the Assigned Accounts of the Borrowers by or at the request of the Borrowers pursuant to clause 2.8.8 and applied in repayment or prepayment of the Credit during the initial period, the lesser of:

  (i)
  the sum of:

  (A)
  the Minimum Repayment Amount as at the Repayment Date immediately succeeding the relevant date; plus

  (B)
  the amount (if any) by which (x) the sum of the total amount of all interest which has accrued and will accrue in the future (but has not been paid) during the period commencing on the relevant date and terminating on the Repayment Date immediately succeeding the relevant date (the "subsequent period") (taking into account the amount of that Advance), in each case, in accordance with clause 3.1, plus the total amount of all Hedging Payments which have fallen due and will fall due in the future (but have not been paid) during the subsequent period, exceeds (y) the total amount of all Hedging Receipts which have been received or are scheduled to be received during the subsequent period; plus

  (C)
  the total amount of all commitment commission which has accrued and will accrue in the future (but has not been paid) during the subsequent period (taking into account the amount of that Advance), in each case, in accordance with clause 5.1.2; and

  (ii)
  the amount of the monies so transferred and applied in repayment or prepayment of the Credit during the initial period; and

  (c)
  by any amount determined under the applicable provisions of clauses 2.6.1, 2.6.2 and 2.8.

3      Clause 2.8.8 of the Credit Agreement

  Clause 2.8.8 of the Credit Agreement shall be amended by the deletion of paragraph (a) of the proviso thereto and its replacement with a new paragraph (a) as follows:

  "(a)
  the amount of monies to be transferred from the Assigned Accounts of the Borrowers shall not exceed:

    a—b

    (each calculated as at the date falling five (5) Banking Days before the date on which that prepayment is to be made (as specified in that notice)), where:

    a = the aggregate of the Assigned Monies standing to the credit of each of the Assigned Accounts

    b = the aggregate of the Proceeds standing to the credit of each of the Assigned Accounts of the Equipment Lessors and the Standby Purchasers respectively."

4      Clause 4.1.1 of the Credit Agreement

  Clause 4.1.1 of the Credit Agreement shall be deleted and replaced with a new clause 4.1.1 as follows:

"4.1.1.	On each Repayment Date ("First Repyament Date"), the Borrowers shall pay to the Facility Agent for the account of the Banks, in or towards repayment of the Credit (other than the L/C Undrawn Advances, if any), an amount which is not less than the greater of:
    (a)
    the amount which is equal to:

    (i)
    the aggregate of all Earnings other than Non-Restricted Earnings and all other amounts constituting, or relating to, the Assigned Property or any part thereof received by the Borrowers or any of them during the period ("relevant period") commencing on the day falling five (5) Banking Days before the immediately preceding Repayment Date (or, if there is no immediately preceding Repayment Date, commencing on the day on which the first Advance is drawn down) (the "Relevant Date") and terminating on the day falling five (5) Banking Days before the First Repayment Date; minus

    (ii)
    the lesser of:

    (A)
    the aggregate of the Assigned Monies standing to the credit of each of the Assigned Accounts as at the Relevant Date minus the aggregate of the Proceeds standing to the credit of each of the Assigned Accounts of the Equipment Lessors and the Standby Purchasers respectively as at the Relevant Date; and

        (B)
        the aggregate of the total amount of all commitment commission which has accrued and will accrue in the future (but has not been paid) during the relevant period, in each case, in accordance with clause 5.1.2, and the amount (if any) by which (1) the sum of the total amount of all interest which has accrued and will accrue in the future (but has not been paid) during the relevant period, in each case, in accordance with clause 3.1, plus the total amount of all Hedging Payments which have fallen due and will fall due in the future (but have not been paid) during the relevant period, exceeds (2) the total amount of all Hedging Receipts which have been received or are scheduled to be received during the relevant period; minus

      (iii)
      the amount or, as the case may be, amounts prepaid by the Borrowers pursuant to clause 2.8.8 during the relevant period; and

    (b)
    the Minimum Repayment Amount in relation to the First Repayment Date."

5      Schedule 4 to the Credit Agreement

  Schedule 4 to the Credit Agreement shall be deleted and replaced with a new schedule 4 in the form attached hereto as schedule 3.

6      Clause 7.1.5 of each of the Guarantees

  Clause 7.1.5 of each of the Guarantees shall be deleted and replaced with a new clause 7.1.5 as follows:

  "7.1.5    financial statements

    in the case of Aurelia Energy, properly prepare or cause to be properly prepared (a) financial statements in respect of each financial year and financial statements in respect of the first half of each financial year (on the same basis as the annual financial statements), and (b) future financial projections (in form and terms sufficient to enable the Bluewater Agent to make all necessary calculations and determinations in connection with the covenants set out in clause 7.1.22) and will in each case deliver as many copies of those financial statements and future financial projections as the Facility Agent may reasonably request to the Facility Agent as soon as practicable but in any event not later than one hundred and twenty (120) days (in the case of annual financial statements) or ninety (90) days (in the case of semi-annual financial statements) after the end of the financial period to which they relate, and all financial statements delivered hereunder shall be accompanied by the corresponding financial projections referred to above;"

7      Clause 7.1.23 of each of the Facility Guarantee and the Lessor Guarantee and clause 7.1.16 of each of the other Guarantees

  In order to achieve consistency with the terms of the Credit Agreement, in clause 7.1.23 of each of the Facility Guarantee and the Lessor Guarantee and in clause 7.1.16 of each of the other Guarantees, the words "there has been no change in the effective ultimate ownership of the Aurelia Energy Group" shall be deleted and replaced with the words "Aurelia Energy is effectively ultimately owned by the Hugo Heerema family or related trust arrangements".

8      Clause 16 of the Facility Guarantee

  There shall be added a new clause 16.6 of the Facility Guarantee as follows:

  "16.6    Obligations and liabilities

    Notwithstanding anything else to the contrary in any Facility Document, the Guarantors are jointly and severally liable for each of their obligations and liabilities under and pursuant to this Guarantee and each of the other Facility Documents and those obligations and liabilities shall be construed accordingly. Each Guarantor acknowledges and confirms that it is a principal and original debtor in respect of all amounts which may become payable by any Guarantor under and pursuant to this Guarantee and the other Facility Documents and agrees that each Beneficiary may also treat it as such, whether or not any Beneficiary is or becomes aware that that Guarantor is or has become a surety for any other Guarantor. Unless otherwise expressly provided in this Guarantee or any other Facility Document, each covenant, guarantee, undertaking, agreement, obligation and liability made, given, undertaken, assumed or incurred by any Guarantor or the Bluewater Agent under this Guarantee or any other Facility Document shall be performed, satisfied and discharged at the cost and expense of that Guarantor or the Bluewater Agent and at no cost or expense to any Beneficiary."

9      Clause 7.2 of the BBH Account Charge

  Clause 7.2 of the BBH Account Charge shall be deleted and replaced with a new clause 7.2 as follows:

  "7.2
  The Pledgor shall from time to time withdraw from the Account (and, for this purpose, the Pledgor authorises and directs the Facility Agent as agent of the Pledgee (pursuant to clause 7.18 of the Deed of Proceeds and Priorities) to procure the withdrawal and transfer of) (i) by transfer to the BH Assigned Account, the amount or amounts then due and payable by the Pledgor to BH (as economic transferee of BOPS pursuant to the Economic Sale Agreement) under and pursuant to the Bleo Holm Credit Agreement and the BOPS/BBH Side Letter (or either of them) (or, if less, the balance of the Account Receivables at that time in relation to the Account), and (ii) by payment to the Hedging Providers entitled to receive the same, the amount of the Hedging Payments then due and payable under and pursuant to the Assigned Hedging Agreements or any of them (or, if less, the balance of the Account Receivables at that time in relation to the Account).

    The Pledgor covenants to the Pledgee that it will pay to the BH Assigned Account all amounts payable by it to BH (as economic transferee of BOPS pursuant to the Economic Sale Agreement) under and pursuant to the Bleo Holm Credit Agreement or the BOPS/BBH Side Letter.

    Provided however that, at all times after a Facility Event (or, following the end of the Facility Security Period, a Termination Event) has occurred, the foregoing provisions of this Clause 7.2 shall be subject in all respects to the provisions of Clauses 7.7 and 7.8."

10    Clause 7.2 of the BML Account Charge

  Clause 7.2 of the BML Account Charge shall be deleted and replaced with a new clause 7.2 as follows:

  "7.2
  The Pledgor shall from time to time withdraw from the Account (and, for this purpose, the Pledgor authorises and directs the Facility Agent as agent of the Pledgee (pursuant to clause 7.18 of the Deed of Proceeds and Priorities) to procure the withdrawal and transfer of) (i) by transfer to the BBH Assigned Account, the amount or amounts then due and payable by the Pledgor to BBH under and pursuant to the Bleo Holm Prior Lease or the BOPS/BBH Side Letter (or, if less, the balance of the Account Receivables at that time in relation to the Account), (ii) by transfer to the BH Assigned Account, the amount or amounts then due and payable by the Pledgor under and pursuant to the BOPS/BML Side Letter (or, if less, the balance of the Account Receivables at that time in relation to the Account), and (iii) by payment to the Hedging Providers entitled to receive the same, the amount of the Hedging Payments then due and payable under and pursuant to the Assigned Hedging Agreements or any of them (or, if less, the balance of the Account Receivables at that time in relation to the Account).

    The Pledgor covenants to the Pledgee that it will pay to the BBH Assigned Account all amounts payable by it to BBH under and pursuant to the Bleo Holm Prior Lease.

    The Pledgor covenants to the Pledgee that it will pay to the BH Assigned Account all amounts payable by it to BH (as economic transferee of BOPS pursuant to the Economic Sale Agreement) under and pursuant to the BOPS/BML Side Letter or the BOPS/BML Credit Agreement.

    Provided however that, at all times after a Facility Event (or, following the end of the Facility Security Period, a Termination Event) has occurred, the foregoing provisions of this Clause 7.2 shall be subject in all respects to the provisions of Clauses 7.7 and 7.8."

11    Clause 6 of the Deed of Proceeds and Priorities

  Clause 6 of the Deed of Proceeds and Priorities shall be deleted.

12    Glas Dowr Head Lease

  (a)
  In clause 12.5(c), insert "(i)" after "LBV" in line 1, insert "(ii)" in line 5 after "CAA and", insert "(iii) shall" after "CAA and" in line 9 and insert "(iv)" after "thereof and" in line 12.

  (b)
  In clause 15.1(d), insert "or its obligations under 12.5(c)(i)" after "above" in line 4.

  (c)
  In clause 15.2, change the heading to read "Automatic Termination", insert "(a)" after "Lessor" in line 3 and insert, at the end of clause 15.2, the words "or (b) immediately upon any breach of the obligations in clause 12.5(c)(i) by LBV or by any Primary Obligor who has assumed or agreed to assume such obligations under any of the Charter Documents."

13    All Transaction Documents

  All references in the Transaction Documents to:

  (a)
  the BOPS Assigned Account shall be amended to references to the BH Assigned Account;

  (b)
  the BOPS Account Charge shall be amended to references to the BH Account Charge.

Schedule 2

Form of BH Account Charge

THIS AGREEMENT AND DEED OF PLEDGE OF ACCOUNT is made on 2002 BETWEEN:

1.
BARCLAYS BANK PLC a company incorporated under the laws of England and Wales, acting through its office at 5 North Colonnade, Canary Wharf, London E14 4BB, England (i) for itself; and (ii) as General Security Trustee for and on behalf of each of the Beneficiaries (such capitalised terms as defined in the DPP defined below), hereinafter referred to as: the "Pledgee"; and

2.
BLUEWATER HOLDING B.V., a company incorporated under the laws of the Netherlands, with company number 34130587, whose registered office is at Marsstraat 33, 2132 HR, Hoofddorp, The Netherlands, and includes its successors in title, hereinafter referred to as: the "Pledgor"; and

3.
ING BANK N.V., a company incorporated under the laws of the Netherlands, acting through its head office in Amsterdam, hereinafter referred to as: the "Account Bank".

WHEREAS:

(a)
Barclays Bank PLC, acting through its investment banking division, Barclays Capital, as arranger, Fortis Bank (Nederland) N.V., as arranger, ING Bank N.V., as arranger and various other banks and financial institutions have agreed, according to their several obligations, to make available to the Borrowers a revolving credit facility of six hundred million United States dollars (US$600,000,000) under the terms and conditions of and for the purposes as described in the revolving credit facility agreement dated on or about the date hereof and made between (amongst others) certain of the parties hereto;

(b)
the Pledgor has agreed to pledge and grant a disclosed first priority right of pledge (openbaar pandrecht eerste in rang) over all of its Account Receivables (as defined below), such for the benefit of the Pledgee (the "Pledge"); and

(c)
for the purpose of effecting the Pledge, the Pledgor and the Pledgee hereby agree to enter into this Agreement and Deed of Pledge of Account (the "Pledge Agreement") in order to pledge the Account Receivables (as defined below) to the Pledgee, to secure payment, when due, of all existing and future (monetary) Dutch Secured Obligations (as defined below).

NOW, THEREFORE, THE PLEDGOR HEREBY AGREES WITH THE PLEDGEE AND THE PLEDGEE HEREBY AGREES WITH THE PLEDGOR as follows:

1      Account Bank's waiver

  For the purpose of this Pledge Agreement, the Account Bank as holder of the Account (as defined below) hereby waives towards the Pledgee (i) any and all of its rights of pledge under Article 18 of its general banking conditions (Algemene Bankvoorwaarden) in respect of the Account and Account Receivables and (ii) any and all rights of set-off under Article 19 of its general banking conditions in respect of the Account and Account Receivables, which waiver is accepted by the Pledgee and the Pledgor.

2      Definitions and Interpretation

2.1
In this Pledge Agreement, the capitalised terms defined below, in addition to the capitalised terms defined in the recitals above, have the following meaning:

  "Account" means the account of the Pledgor with the Account Bank, being the following account:

  •    Account name: "BH Assigned Account";

  •    Account number 02.00.16.107;

  "Account Receivables" means (i) all present and future rights, title, remedies and claims which the Pledgor has (from time to time) in connection with the Account on or against the Account Bank and (ii) all moneys from time to time standing to the credit of, or from time to time credited to, the Account;

  "Dutch Secured Obligations" means (i) the Relevant Obligations (as defined in the Credit Agreement) of the Pledgor, and (ii) the Obligation (as defined in the Covenant to Pay);

  "Dutch Security Period" means the period commencing on the date of signing of this Pledge Agreement and ending on the date upon which all Dutch Secured Obligations shall have been unconditionally and irrevocably paid, repaid, satisfied, performed and discharged in full and this Pledge Agreement has been finally terminated and released pursuant to Clause 17 hereof;

  "Pledgee", "Pledgor" and "to pledge" shall have the same meaning as the Dutch words pandhouder, pandgever and verpanden respectively.

2.2
Unless otherwise defined herein, capitalised terms defined in schedule 2 to the trust deed and deed of proceeds and priorities dated on or about the date hereof and made between amongst others the parties hereto (the "DPP") have the same meaning when used in this Pledge Agreement.

2.3
In this Pledge Agreement:

2.3.1
references to (or to any specified provision of) this Pledge Agreement or any other document shall be construed as references to this Pledge Agreement, that provision or that document as in force for the time being and as amended, extended, novated, restated or replaced in accordance with the terms thereof with the consent of all relevant parties pursuant to (if applicable) clause 16.3 of the DPP, including, without limitation, (i) any increase or reduction in any amount made available thereunder or any alteration of or addition to the purposes for which any such amount, or increased or reduced amount, may be used, (ii) any facility provided in substitution of or in addition to the facilities originally made available thereunder, (iii) any rescheduling of the indebtedness incurred thereunder, whether in isolation or in connection with any of the foregoing and (iv) any combination of any of the foregoing;

2.3.2
Clause headings are inserted for convenience of reference only and are to be ignored in construing this Pledge Agreement and, unless otherwise specified, all references to Clauses are to clauses of this Pledge Agreement;

2.3.3
unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa;

2.3.4
references to any party include that party's successors and permitted transferees and assigns;

2.3.5
references to statutory provisions shall be construed as references to those provisions as replaced, amended or re-enacted from time to time;

  2.3.6
  references to Account Receivables include, where the context so requires, references to all or any of the constituent parts thereof;

  2.3.7
  the Pledgor and the Pledgee hereby agree that the Pledgor shall grant to the Pledgee the rights of pledge purported to be granted under or pursuant to this Pledge Agreement.

2.4
This Pledge Agreement shall be read together with the DPP but in the case of any conflict between any provision of this Pledge Agreement, on the one hand, and any provision of the DPP, on the other hand, the relevant provision of the DPP shall prevail.

2.5
Wherever in this Pledge Agreement the Pledgor covenants, undertakes or agrees with or to the Pledgee that it will not do any act or thing, the Pledgor may do such act or thing if it obtains the prior written consent of the Pledgee thereto, provided always that (as the Pledgor hereby acknowledges and agrees) the Pledgee may give or withhold any such consent requested in its absolute discretion and, in any event, shall act in accordance with the instructions of the Pledgee in relation to any such request for consent (upon and subject to the terms and conditions of the DPP).

2.6
The Pledgor acknowledges and agrees to the provisions of clause 7.18 of the DPP pursuant to which the Pledgee has appointed the Facility Agent as its agent for the purposes of all and any requests, consents, instructions, directions, notices, demands or other communications which are to be given, made or issued by the Pledgee under or pursuant to this Pledge Agreement.

3      [Intentionally omitted]

4      Pledge

  As security for the payment and discharge of the Dutch Secured Obligations the Pledgor hereby grants to the Pledgee a disclosed first priority right of pledge and, to the extent it concerns future Account Receivables, grants in advance (verpandt bij voorbaat) to the Pledgee a disclosed first priority right of pledge on the Account Receivables and the Pledgee hereby accepts such pledge, which acceptance shall also serve as notice (mededeling) to the Account Bank. The Account Bank hereby acknowledges such pledge.

5      Representations and Warranties

5.1
In addition and without prejudice to the representations and warranties of the Pledgor, or made in respect of the Pledgor and/or the Account Receivables, herein or in the Transaction Documents, the Pledgor represents and warrants to the Pledgee that:

5.1.1
the Pledgor is the sole legal and beneficial owner of the Account Receivables, has full title thereto and is entitled to pledge the Account Receivables to the Pledgee;

5.1.2
the security created by this Pledge Agreement constitutes a disclosed first priority right of pledge (openbaar eerste pandrecht) over the Account Receivables and the Account Receivables are not subject to any prior or pari passu limited rights (in rem), including but not limited to rights of pledge, rights of usufruct, or attachment (beslag), except pursuant to this Pledge Agreement; and

5.1.3
on or prior to the date hereof no administrator (bewindvoerder), receiver (curator), liquidator (vereffenaar) or similar official has been appointed with respect to the Pledgor, no resolution relating to such appointment has been adopted and, to the best of Pledgor's knowledge, no petition or proceeding for such appointment is pending.

5.2
The representations and warranties in Clause 5.1 shall be deemed to be repeated by the Pledgor on the date of each Drawdown Notice, the date of each Advance and each Interest Payment Date by reference to the facts and circumstances existing on each such date.

6      Undertakings

6.1
In addition and without prejudice to those undertakings of the Pledgor, or made in respect of the Pledgor and/or the Account Receivables, herein or in any of the Transaction Documents, the Pledgor undertakes to the Pledgee throughout the Dutch Security Period:

6.1.1
that it shall forthwith, upon demand by the Pledgee and at the expense of the Pledgor, promptly execute and deliver all such agreements and documents, and do all such acts and things, as may be necessary or as the Pledgee (acting reasonably) may require, in order (i) to create the security intended to be created hereby, to perfect and protect the security and the rights of the Pledgee created hereby (or intended to be created hereby) and to obtain the full benefit of this Pledge Agreement, and (ii) to enable the Pledgee to exercise and enforce its rights under this Pledge Agreement and to facilitate the realisation thereof;

6.1.2
to use its best endeavours to warrant and to defend the rights, title and interest of the Pledgee to and in the Account Receivables against the claims and demands of all third parties whomsoever;

6.1.3
to promptly give notice to the Pledgee of any attachment or threatened attachment of which it is aware of the Account Receivables and of any other fact or circumstance which may in any way materially affect, depreciate, jeopardise or otherwise materially prejudice the value of the Account Receivables and/or the rights of the Pledgee hereunder.

6.2
In addition and without prejudice to those undertakings of the Pledgor, or made in respect of the Pledgor and/or the Account Receivables, herein or in any of the Transaction Documents, the Pledgor further undertakes to the Pledgee throughout the Dutch Security Period, without the prior written approval of the Pledgee, not to:

6.2.1
use, collect or dispose of the Account Receivables or part thereof except as permitted under the terms of Clause 7;

6.2.2
do or cause or permit to be done anything that may in any way materially affect, depreciate, jeopardise or otherwise materially prejudice the value of the Account Receivables and/or the rights of the Pledgee hereunder.

7      Use of Account

7.1
The Pledgor covenants to the Pledgee that, subject to the following provisions of this Clause 7, it will not make or permit any withdrawal or transfer from the Account.

7.2
The Pledgor shall from time to time withdraw from the Account (and for this purpose the Pledgor hereby authorises and directs the Facility Agent as agent of the Pledgee (pursuant to clause 7.18 of the Deed of Proceeds and Priorities) to procure the withdrawal and transfer of) (i) by transfer to the Facility Agent Account, the amount or amounts then due and payable by the Pledgor to the Facility Beneficiaries (or any of them) under and pursuant to the Credit Agreement and the other Facility Documents (or any of them) (or, if less, the balance of the Account Receivables at that time in relation to the Account), (ii) by payment to the Hedging Providers entitled to receive the same, the amount of the Hedging Payments then due and payable under and pursuant to the Assigned Hedging Agreements (or any of them) (or, if less, the balance of the Account Receivables at that time in relation to the Account) and (iii) by transfer to such account of the Pledgor as the Pledgor may notify the Account Bank in writing, an amount equal to all Non-Restricted Earnings from time to time paid to the Pledgor (as economic transferee of BOPS pursuant to the Economic Sale Agreement) under the Uisge Gorm Contract and deposited in the Account and identified as Non-Restricted Earnings at the time of deposit (or, if less, the balance of the Account Receivables at that time in relation to the Account).

  Provided however that, at all times after a Facility Event (or, following the end of the Facility Security Period, a Termination Event) has occurred, the foregoing provisions of this Clause 7.2 shall be subject in all respects to the provisions of Clauses 7.8 and 7.9.

7.3
It is agreed and acknowledged, for the avoidance of doubt, that wherever in Clause 7.2 reference is made to an amount or amounts due and payable to the Facility Beneficiaries, this includes any amount which the Pledgor elects or is required to prepay pursuant to clause 2.8 of the Credit Agreement.

7.4
In addition, the Pledgor covenants to the Pledgee that it will pay, or procure that there is paid, to the Account all amounts payable to or otherwise received by it in relation to, or otherwise in connection with, its Assigned Property, other than (unless and until a Facility Event (or, following the end of the Facility Security Period, a Termination Event) has occurred) any Non-Restricted Earnings.

7.5
With effect from the end of the Facility Security Period, the covenants, restrictions and other provisions in and of Clauses 7.1, 7.2 and 7.4 shall apply only if and to the extent that a Termination Event has occurred and is continuing.

7.6
The Pledgor covenants to the Pledgee that it will not discharge, release or vary, grant any time, indulgence or concession in relation to, exchange, or compound with any person in relation to, its rights, title, interest and benefit in, to, under and pursuant to the Account Receivables or any of them or any part thereof, and that it will not do or omit to do any thing which may delay, prejudice, limit, discharge, reduce or affect the rights of the Beneficiaries (or any of them) to receive payment from the Account when the Beneficiaries (or any of them) are entitled to receive such payment under and pursuant to the terms of the Credit Agreement and this Pledge Agreement.

7.7
The Pledgor warrants and represents to the Pledgee that it is, and will, on each occasion that monies are deposited in the Account, be, the legal and beneficial owner of, and has, and will on each such occasion have, good right and title, free of any Encumbrance (other than this Pledge Agreement), to the monies from time to time standing to the credit of the Account and each part thereof. On and as of each day during the Dutch Security Period, the Pledgor shall be deemed to repeat the foregoing representation and warranty as if made with reference to the facts and circumstances existing on each such day.

7.8
During the Facility Security Period, the Pledgee may, without prior notice to the Pledgor, instruct the Account Bank to apply all or any of the monies from time to time standing to the credit of the Account (a) at any time after the occurrence of a Facility Event, but prior to the occurrence of an Enforcement Event, in payment to the Facility Agent for application in accordance with clause 4.2 of the Credit Agreement, or (b) upon or at any time after the occurrence of an Enforcement Event, in payment to the Pledgee for application in accordance with clause 11 of the DPP.

7.9
After the end of the Facility Security Period, the Pledgee may, without notice to the Pledgor, instruct the Account Bank to apply all or any of the monies from time to time standing to the credit of the Account (a) at any time after the occurrence of a Termination Event but prior to the issue by the relevant Equipment Lessor of a Termination Notice, in payment to the Holding Account (as defined in the Lessor Holding Account Deed) (if the relevant Equipment Lessor is the Pledgor) and, in each other case, to that Equipment Lessor for application in accordance with the application provision (if any) of the Head Lease to which it is a party, or (b) upon or at any time after the issue of a Termination Notice, in payment to the Pledgee for application in accordance with clause 11 of the DPP.

8      Security

8.1
This Pledge Agreement shall continue in full force and effect during the Dutch Security Period and, subject to Clause 2.4, shall be in addition to and not adversely affect, or be adversely affected by, the Transaction Documents or any other document.

8.2
This Pledge Agreement and the respective rights and obligations of the Pledgor and the Pledgee hereunder shall, to the extent possible under Dutch law, not be adversely affected by any act or omission or circumstance, which but for this provision might adversely affect this Pledge Agreement or such rights and obligations or both, including, without any limitation:

8.2.1
any extension of time or other indulgence granted to, or any acceptance of partial payment by, or any settlement with, any party to the Transaction Documents or any other person;

8.2.2
any failure to proceed against, or to claim or enforce payment from, any party to the Transaction Documents or any other person;

8.2.3
any amendment, extension, novation, restatement or replacement of the Transaction Documents or any other document or any change in the parties or any accession of a new party thereto;

8.2.4
the dissolution, bankruptcy, insolvency, liquidation or analogous circumstance of any party to the Transaction Documents or any other person;

8.2.5
any change in the status, function, control or ownership of any party to the Transaction Documents or any other person; or

8.2.6
any change of any Beneficiary.

8.3
No failure to exercise and no delay in exercising by the Pledgee of any right hereunder shall operate as a waiver thereof. The rights of the Pledgee hereunder are in addition to the other rights which it may have under any provision of the Transaction Documents or under applicable law, may be exercised singly or concurrently and may be waived only in writing.

8.4
To the extent possible under Dutch law, the Pledgor waives (doet afstand van) in favour of the Pledgee throughout the Dutch Security Period (i) its right of first requiring the Pledgee to proceed against or claim payment from any party to the Transaction Documents or any other person or enforce any other rights or security before enforcing the security constituted hereby, and (ii) all other rights and defences conferred upon it by Dutch law, including, without limitation, the rights and defences contemplated by Article 3:233 (reduction of value of Account Receivables and costs of maintenance thereof) and Articles 6:52 (suspension), 6:127 (set-off) and 6:150 (subrogation) of the Dutch Civil Code and the Pledgee accepts this waiver.

8.5
Throughout the Dutch Security Period the Pledgor shall not, in connection with the Dutch Secured Obligations:

8.5.1
be entitled to be indemnified by any party to the Transaction Documents or other person;

8.5.2
exercise its rights of subrogation or recourse (regres) against any party to the Transaction Documents or any other person or any of their respective assets;

8.5.3
receive, claim or have the benefit of any payment, distribution or security from or on account of any party to the Transaction Documents or any other person or exercise its right of set-off against any party to the Transaction Documents or any other person;

8.5.4
take recourse (verhaal) or take any step to enforce any right against any party to the Transaction Documents or any other person or their respective assets; and

8.5.5
claim or vote in competition with the Pledgee in the bankruptcy, suspension of payments, liquidation or other analogous circumstance of any party to the Transaction Documents;

  in each case, except in such manner and upon such terms as the Pledgee may require. Any payment, distribution or security received by the Pledgor contrary to the provisions of this Pledge Agreement shall be received and held by the Pledgor as custodian (bewaarnemer) for the benefit of the Pledgee and shall, pending payment or transfer to the Pledgee, be segregated from all other assets of the Pledgor and shall be forthwith paid over or transferred to the Pledgee. If notwithstanding the above the Pledgor exercises any right of set-off or counter-claim in respect of any amount, it will forthwith pay an amount equal to such amount to the Pledgee.

8.6
Where any discharge (whether in respect of the obligations of any party to the Transaction Documents or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is void or avoided or otherwise set aside or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Pledgor under this Pledge Agreement shall continue as if such discharge or arrangement had not occurred.

8.7
A certificate submitted by the Pledgee to the Pledgor as to the amount due from any party to the Transaction Documents in respect of the Dutch Secured Obligations or any part thereof shall constitute prima facie evidence of the correctness of such amount (save for manifest error or fraud).

9      Enforcement of Security

9.1
Upon the occurrence of (a) during the Facility Security Period, any Facility Event (whether or not the Facility Agent shall have issued any Acceleration Notice and whether or not the Facility Security Trustee has made any demand under clause 3.1 of the Facility Guarantee, but subject always to clause 13.4 of the Credit Agreement), or (b) after the end of the Facility Security Period, any Termination Event (whether or not the relevant Equipment Lessor shall have issued any Termination Notice), the Pledgee shall be entitled to exercise immediately each and every right it has under this Pledge Agreement and under applicable law as Pledgee of the Account Receivables (but provided always that the Pledgee may only commence any such enforcement action at a time at which a Facility Event or (as applicable) Termination Event is continuing), and in particular (but without limitation) shall be entitled:

9.1.1
to collect the Account Receivables;

9.1.2
to apply the monies so received in payment of the Dutch Secured Obligations or part thereof; and

9.1.3
to act generally, subject to the relevant provisions of Dutch law, with the Account Receivables in such manner, at such times, for such consideration and on such terms and conditions as the Pledgee may determine.

9.2
The Pledgor and the Pledgee agree that the Pledgee shall not have the obligations referred to in Sections 3:249 (notice of intended sale) and 3:252 (notice of sale) of the Civil Code and the Pledgor shall not have the rights granted to pledgors pursuant to Section 3:251 (alternative enforcement) of the Civil Code.

10    Application

10.1
To the extent not contrary to mandatory provisions of Dutch law, all monies received by the Pledgee hereunder shall, subject to the payment of any claims having priority to this Pledge Agreement, be applied by the Pledgee as follows:

10.1.1
(subject to Clause 10.1.2) if those monies are received prior to the occurrence of an Enforcement Event and prior to the end of the Facility Security Period, those monies shall be paid by the Pledgee to the Facility Agent for application in accordance with Clause 4.2 of the Credit Agreement; or

10.1.2
if those monies are received by the Pledgee upon or after the occurrence of an Enforcement Event or after the end of the Facility Security Period, those monies shall be paid by the Pledgee to the Security Trustee Account and shall be applied in accordance with Clause 11 of the DPP, unless (i) the Facility Security Period has ended, and (ii) a Termination Event has occurred which is continuing but no Termination Notice has been issued, in which case Clause 10.2 shall instead apply.

10.2
Where this Clause 10.2 applies in accordance with Clause 10.1.2, the relevant monies shall be paid:

10.2.1
to the Holding Account (as defined in the Lessor Holding Account Deed) if the Equipment Lessor in relation to the Equipment to which those monies relates is the Pledgor; or

10.2.2
in each other case, to the Equipment Lessor who is the lessor of the Equipment and entitled to the benefit of the monies in accordance with the provisions of the Head Lease to which that Equipment Lessor is a party for application pursuant to its terms.

11    Power of attorney

11.1
The Pledgor, for the benefit of the Pledgee (in het belang van de gevolmachtigde), hereby irrevocably appoints the Pledgee with full right of substitution to be its attorney-in-fact and on its behalf and in its name or otherwise (as the attorney-in-fact may decide) to sign, execute, seal, deliver, acknowledge, file, register and perfect any and all such agreements (including any agreements to which the Pledgee itself is a party (Selbsteintritt)) and other documents and to do any and all such acts and things as the Pledgor itself could (or ought to) do in relation to the Account Receivables or in relation to any matters dealt with in this Pledge Agreement and which in the opinion of the Pledgee, acting reasonably, may be necessary or desirable to give full effect to the purposes of this Pledge Agreement and the Pledgor will ratify and confirm whatever the attorney-in-fact or any substitute shall do or cause to be done in pursuance of the powers conferred to it hereby. The Pledgee declares its interest in this mandate, accepts the same and declares that this mandate forms part of its security.

11.2
The Pledgee shall not have any obligation whatsoever to exercise any of the powers conferred upon it by Clause 11.1. No action taken by or omitted to be taken by the attorney-in-fact or any substitute in good faith shall give rise to any defence, counterclaim or set-off against the Pledgee or otherwise adversely affect any of the Dutch Secured Obligations.

11.3
The Pledgee will not exercise the powers confined upon it by Clause 11.1 unless and until:

11.3.1
a Facility Event has occurred (and subject always to clause 13.4 of the Credit Agreement); or

11.3.2
the Pledgor has failed to comply with any of its obligations under this Pledge Agreement within the agreed period of time.

12    Risks and Charges

12.1
The Pledgee and any attorney-in-fact, agent or other person appointed by the Pledgee in connection with this Pledge Agreement and their respective officers and employees (each an "Indemnified Party") shall be indemnified by the Pledgor in respect of all reasonable and properly documented expenses, claims of third parties and liabilities, whether in contract, tort or otherwise, and which are properly incurred by, or made against, any of them in respect of:

12.1.1
anything done or omitted in the exercise or purported exercise of the rights contained in this Pledge Agreement; or

12.1.2
any breach by the Pledgor of any of its obligations under this Pledge Agreement;

  except in the case of wilful misconduct (opzet) or gross negligence (grove schuld) on the part of an Indemnified Party.

12.2
Nothing in this Pledge Agreement shall relieve the Pledgor from the performance of any obligation to be performed by it with respect to the Account Receivables or part thereof or impose any liability on the Pledgee for any act, omission, default, any breach of any representation, warranty or undertaking contained in this Pledge Agreement, or losses or liabilities incurred by the Pledgor. The Pledgee shall not be required in any manner to perform or fulfil any obligation of the Pledgor in respect of the Account Receivables or to make any payments or to make any inquiry as to the nature or sufficiency of the payments received by it or to present or file any claim or notice or take any other action whatsoever with respect to the Account Receivables or any part thereof.

12.3
All payments by the Pledgor under this Pledge Agreement to the Pledgee shall be made without any set-off, counterclaim or other deduction and free and clear of, and without deduction for or on account of, any taxes or any imposts.

12.4
Any sums payable to any Indemnified Party or the Pledgee by the Pledgor, as is contemplated by Clause 12.1, shall be payable by the Pledgor on demand together with interest at the Default Rate from the date of such disbursement by the Pledgee or such Indemnified Party until the same are repaid in full and, pending such repayment, shall constitute part of the Dutch Secured Obligations.

12.5
All monies received by the Pledgee under this Pledge Agreement (including the proceeds of any conversion of currency) may, in the sole discretion of the Pledgee and to the extent possible under applicable law, be credited to any special bank account and may be held in such account as security for the Dutch Secured Obligations for the duration of the Dutch Security Period (with interest accruing thereon at such rate, if any, as the Pledgee may deem fit) pending their application from time to time in payment of the Dutch Secured Obligations or any part thereof.

13    Invalidity

  Should any provision of this Pledge Agreement be or become invalid, void or unenforceable, all remaining provisions and terms hereof shall remain in full force and effect and shall in no way be invalidated, impaired or affected thereby. The parties hereto agree that they will negotiate in good faith and will replace the invalid, void or unenforceable provision with a valid and enforceable provision that reflects as near as possible the intention of the parties as referred in the provision thus replaced.

14    Rescission

  To the fullest extent permitted by Dutch law, the Pledgor waives its rights to rescind (ontbinden) this Pledge Agreement or to annul (vernietigen) the legal acts (rechtshandelingen) performed under or pursuant to this Pledge Agreement.

15    Assignment and Transfer

  The Pledgor hereby agrees to any accession of a new party and any change to the parties to the Transaction Documents or any transfer or assignment, in each case, as permitted in the Transaction Documents and agrees that, notwithstanding any such accession, change, transfer or assignment or novation, this Pledge Agreement shall, to the fullest extent possible under Dutch law, remain in full force and shall enure to the benefit of the Pledgee or any assignee, transferee or other successor in title of the Pledgee or both (as the case may be) in the same manner as if such assignee, transferee or other successor in title had been named in this Pledge Agreement as a party instead of, or in addition to, the Pledgee.

16    Notices

  Clause 24 of the DPP shall apply mutatis mutandis to every notice, request, demand or other communication under this Pledge Agreement.

17    Termination and Release

  Subject and without prejudice to Clause 8.6, once the Dutch Secured Obligations have been unconditionally and irrevocably paid in full and the Transaction Documents shall have been terminated, the Pledgee will, following a written request therefore from and at the expense of the Pledgor, certify in writing that this Pledge Agreement is terminated and the Account Receivables are released from this Pledge Agreement and do all such further acts and things as the Pledgor may reasonably request.

18    Applicable Law and Jurisdiction

18.1
This Pledge Agreement is governed by and shall be construed in accordance with Dutch law.

18.2
The Pledgor, the Pledgee and the Account Bank hereby irrevocably submit to the jurisdiction of the competent court in Amsterdam, the Netherlands in connection with any disputes arising under or pursuant to this Pledge Agreement.

18.3
The submission by the Pledgor and the Pledgee to such jurisdiction shall not preclude the Pledgor or the Pledgee from taking proceedings in any appropriate court of any other jurisdiction, whether concurrently or not.

19    Counterparts

  This Pledge Agreement may be executed in separate counterparts and by each party separately on a separate counterpart, and each such counterpart, when so executed, shall be an original. Such counterparts shall together constitute one and the same instrument.

  IN WITNESS WHEREOF the parties to this Pledge Agreement have (caused this Pledge Agreement to be) duly executed and delivered on the date first written above.

[Remainder intentionally left blank]

Barclays Bank PLC
By:
Name:
Title:

Bluewater Holding B.V.
By:
Name:
Title:

ING Bank N.V.
By:
Name:
Title:

Schedule 3

Reduction Schedule

Repayment Date (Quarter)	Reduction (from $600,000,000) $000,000
15 March 2002	—
15 June 2002	—
15 September 2002	20
15 December 2002	20
15 March 2003	20
15 June 2003	20
15 September 2003	20
15 December 2003	20
15 March 2004	20
15 June 2004	20
15 September 2004	20
15 December 2004	20
15 March 2005	20
15 June 2005	20
15 September 2005	20
15 December 2005	20
15 March 2006	20
15 June 2006	20
15 September 2006	20
15 December 2006	20
15 March 2007	20
15 June 2007	20
15 September 2007	20
15 December 2007	20
15 March 2008	20
15 June 2008	20
15 September 2008	20
15 December 2008	20
15 March 2009	20
15 June 2009	20
15 September 2009	20
15 December 2009	20

Schedule 4

BH Corporate Documents

MANAGING DIRECTOR'S CERTIFICATE

Bluewater Holding B.V.
(the "Company")

I, Hugo Jan Heerema, the Managing Director of the Company, hereby certify that:

1
Attached hereto, marked "A", is a true, correct and complete copy of the Extract from the Chamber of Commerce for Amsterdam dated [date] 2002 concerning the Company and we hereby confirm that the copy of the Articles of Association delivered to Norton Rose [by fax message] on [date] 2002 are a true, correct and complete copy, which have not been amended, modified or revoked, and which are in full force and effect as at the date hereof.

2
Attached hereto, marked "B", is a true, correct and complete copy of a resolution, duly passed in writing by the Board of Managing Directors of the Company duly convened and held on [date] 2002, which resolution has not been amended, modified or revoked, and is in full force and effect as at the date hereof.

3
Attached hereto, marked "C", is a true, correct and complete copy of the power of attorney authorised by the Board of Managing Directors of the Company, and issued pursuant to, the resolution referred to in paragraph 2 above, and such power of attorney has not been amended, modified or revoked and is in full force and effect as at the date hereof.

4
The following is a true and complete list of the Managing Directors of the Company at the date hereof, and the true signature of such Managing Director:

Name	Address	Signature
Hugo Jan Heerema	Hemelakkers 75 B-2930 Brasschaat Belgium
9
The authorised share capital of the Company is divided into 500,000 shares of EUR 1 each. As at the date hereof, 100,000 shares have been issued and are held as follows:

Shareholder	Number of Shares
Bluewater Offshore Production Systems Limited	100,000
6
Except for the foreign exchange control exemption and business licence obtained by the Company, no consents, authorisations, licences or approvals of, or registrations or declarations with, any Government Entity are required by the Company to authorise, or otherwise in connection with, the execution, delivery, entry into, validity, enforceability, priority or admissibility in evidence of, or the performance by the Company of its obligations under the BH Account Charge.

7
Each of the representations and warranties made or deemed to be made by the Company under the BH Account Charge are true and correct with respect to the facts and circumstances existing at the date hereof.

8
No Default has occurred and is continuing.

As far as I am aware, no actions, suits, investigations, litigation or proceedings are current or pending or threatened against or affecting the Company or any of their respective assets before any court, arbitrator or governmental agency that purport to or may affect the legality, validity or enforceability of the BH Account Charge.

Definitions

Words and expressions defined (whether expressly or by reference to another document) in the Deed of Amendment, Release and Consent in relation to a US$600 million revolving credit facility agreement dated on or about the date hereof shall bear the same respective meanings when used in this Certificate.

SIGNED:
Hugo Jan Heerema
Dated:

BLUEWATER HOLDING B.V. (the "Company")

MINUTES of meeting of the Board of the Managing Director held at Hoofoddorp, The Netherlands at [time] on [date] 2002

Present: H.J. Heerema Managing Director and Chairman of the Meeting

1
The Chairman declared that a quorum was present. The Chairman kept the minutes of the meeting.

2
The Chairman explained that the purpose of the meeting was to consider and if thought fit to approve the entry by the Company into an account charge (the "BH Account Charge") made between (i) Barclays Bank PLC as Pledgee, (ii) the Company as Pledgor and (iii) ING Bank N.V. as Account Bank.

3
The Managing Director considered in detail the contents of the BH Account Charge.

4
After due consideration, the Managing Director decided that the entry by the Company into the BH Account Charge would be to the Company's commercial benefit.

5
After due consideration, the Director RESOLVED THAT:

(a)
The Company enter into, execute (under hand, under seal and/or as a deed) and deliver the BH Account Charge and all other documents necessary or desirable to complete the transactions contemplated (together, the "Documents") and that the Managing Director be and is hereby authorised to execute on behalf of the Company the Documents on such terms as the Managing Director may in his absolute discretion approve, and execution and delivery by the Managing Director of any of the Documents shall be conclusive evidence of his authority to do so and of the approval of the terms thereof by the Managing Director.

(b)
The Managing Director be and is hereby authorised to agree the form, terms and conditions of, and to execute (under hand, under seal and/or as a deed), deliver and register on behalf of the Company any and all documents, letters, undertakings, certificates, instruments, applications or declarations ("Ancillary Documents") as he may, in his absolute and unfettered discretion, deem necessary or desirable for the completion of the arrangements set out above and the execution, delivery and/or registration by the Managing Director of any of the foregoing shall be conclusive evidence of his authority to do so and of the approval of the terms thereof by the Managing Director.

(c)
The Company grant a power of attorney (the "Power of Attorney") to [            ] appointing each of them as its true and lawful attorney to act jointly and severally on behalf of the Company for the purpose of executing, delivering and/or registering on behalf of the Company the Documents and the Ancillary Documents on such terms as the attorney(s) executing, delivering and/or registering the same may in his/her or their absolute discretion approve, it being acknowledged that the execution, delivery and/or registration of the Documents and the Ancillary Documents or any of them by such attorney(s) shall be conclusive evidence binding upon the Company of his/her or their authority to do so and of the approval of the terms thereof by such attorney(s), and for the purpose of agreeing, executing, delivering, registering and doing any and all documents, acts or things as may in the absolute discretion of such attorney(s) be deemed necessary or desirable in connection with the Documents, the Ancillary Documents or the arrangements contemplated thereby.

6
The Power of Attorney be executed by the Managing Director of the Company.

There being no further business, the Meeting closed.

H.J. Heerema

POWER OF ATTORNEY

of
Bluewater Holding B.V.
(the "Company")

WHEREAS the Company proposes to enter into an account charge between Barclays Bank PLC, the Company and ING Bank N.V. (the "BH Account Charge") dated on or about the date hereof.

By this power of attorney, the Company, being a company duly incorporated under the laws of The Netherlands and with its registered office at Marsstraat 33, 2132 HR, Hoofddorp, The Netherlands HEREBY APPOINTS [                        ] (the "Attorneys") to be the true and lawful attorneys of the Company, jointly and severally, for the following purposes:

1
to negotiate, agree the terms of, execute (under hand, under seal and/or as a deed), deliver and register on behalf of the Company the BH Account Charge and all other documents necessary or desirable to complete the transactions thereby contemplated (together the "Documents") on such terms and conditions as may in the absolute discretion of the Attorneys or any one or more of them seem necessary or desirable;

2
to negotiate, agree the form, terms and conditions of, execute (under hand, under seal or as a deed), deliver and register on behalf of the Company any and all documents, letters, undertakings, certificates, instruments, applications or declarations ("Ancillary Documents") as the Attorneys or any one or more of them may in his/her or their absolute and unfettered discretion deem necessary or desirable in relation thereto;

3
to negotiate, agree the terms of, execute (under hand, under seal and/or as a deed), deliver and register on behalf of the Company any and all documents, and to do any and all acts or things as may, in the absolute discretion of the Attorneys or any one or more of them, seem necessary or desirable in connection with the Documents, the Ancillary Documents or the arrangements contemplated thereby;

4
to do all such other acts and things as the Attorneys or any one or more of them may in his/her or their absolute and unfettered discretion deem appropriate, requisite or proper in giving full effect to this Power of Attorney, according to the laws and usages of any country whose laws have to be complied with in the carrying out of the mandate conferred by this Power of Attorney; and

6
to appoint a substitute to carry out all or any of the objects herein authorised and to revoke any such appointment.

The Company hereby ratifies and confirms and agrees to ratify and confirm whatsoever any Attorney or the substitute of such Attorney shall do or purport to do by reason of these presents including whatsoever shall be done between the time of revocation by any means of this Power of Attorney and such revocation becoming known to the said Attorney or, as the case may be, its substitute and hold harmless and indemnify the Attorney or its substitute in respect of the same.

This Power of Attorney is governed by the laws of The Netherlands.

This Power of Attorney shall be irrevocable until and including [date].

IN WITNESS whereof this Power of Attorney has been executed in accordance with the laws of The Netherlands this [date] 2002.

SIGNED by Hugo Jan Heerema	)
for and on behalf of	)
BLUEWATER HOLDING B.V.	)	.............................................
in the presence of:	)	Hugo Jan Heerema

Schedule 5

Lessor Notice

[on letterhead of the Lessor]

To:	Norton Rose By fax to: +33 1 53 89 56 56 For the urgent attention of:	Alison Baxter/Jill Whalley
Date [ ] 2002

Dear Sirs

Escrow Deed dated [                        ] 2002 (the "Escrow Deed")—Lessor Notice

1
We refer to the Escrow Deed.

2
Pursuant to clauses 6.2 and 6.3 of the Escrow Deed, we hereby confirm that the conditions precedent detailed in schedule 7 to the Escrow Deed have all been satisfied and/or waived.

Words and expressions defined in the Escrow Deed bear the same respective meanings herein.

Yours faithfully

For and on behalf of
 HILL SAMUEL LEASING (NO. 4) LIMITED

By:
Title:

Schedule 6

Facility Agent Notice

[on letterhead of the Facility Agent]

To:	Norton Rose By fax to: +33 1 53 89 56 56 For the urgent attention of:	Alison Baxter/Jill Whalley
Date [ ] 2002

Dear Sirs

Escrow Deed dated [                        ] 2002 (the "Escrow Deed")—Lessor Notice

1
We refer to the Escrow Deed.

2
Pursuant to clauses 6.2 and 6.3 of the Escrow Deed, we hereby confirm that the conditions precedent detailed in schedule 7 to the Escrow Deed have all been satisfied and/or waived.

Words and expressions defined in the Escrow Deed bear the same respective meanings herein.

Yours faithfully

For and on behalf of
 ING BANK N.V.

By:
Title:

Schedule 7

Conditions precedent

Each of the following items is to be in form and content acceptable to the Lessor and the Facility Agent respectively.

1          BH Corporate Documents

            A copy of the BH Corporate Documents.

2          Escrow Deed and BH Account Charge

            An original of this Deed duly executed by each party hereto, together with confirmation from the Escrow Agent that it is holding an original or fax copy of the BH Account Charge pursuant to the terms of this Deed.

3          Netherlands opinion

            An opinion of [                        ], special legal advisers in The Netherlands to the Beneficiaries.

EXECUTION PAGE

EXECUTED as a DEED and DELIVERED for and on behalf of RANBERGER HOLDING N.V. by its duly authorised attorney-in-fact	) ) ) /s/ REMCO BOKMA ) /s/ MRS PADILLA ) )
EXECUTED as a DEED and DELIVERED for and on behalf of LULUDIA ASSET FINANCE B.V. by its duly authorised attorney-in-fact in the presence of:	) ) ) /s/ GERRIT KIERS ) /s/ HENK HEIJS ) ) ) /s/ MOHAMMED ZEMOURI
EXECUTED as a DEED and DELIVERED for and on behalf of REFUGIO B.V. by its duly authorised attorney-in-fact in the presence of:	) ) ) /s/ GERRIT KIERS ) /s/ HENK HEIJS ) ) ) /s/ MOHAMMED ZEMOURI
EXECUTED as a DEED and DELIVERED for and on behalf of BLUEWATER OFFSHORE PRODUCTION SYSTEMS LIMITED by its duly authorised attorney-in-fact	) ) ) ) /s/ JOHN COLLISON ) /s/ ALEX DE BRUIJN ) )
EXECUTED as a DEED and DELIVERED for and on behalf of BLUEWATER ENERGY SERVICES B.V. by its duly authorised attorney-in-fact	) ) ) /s/ HUGO JAN HEEREMA ) /s/ ALEX DE BRUIJN ) )
THE COMMON SEAL OF HILL SAMUEL LEASING (NO.4) LIMITED Was affixed In the presence of	) ) ) ) /s/ L.J. HIGGS ) /s/ P.B. MILES

EXECUTED as a DEED and DELIVERED
for and on behalf of
 ALICE EXPLORATION FOUNDATION
By Intertrust (Curaçao) N.V. and Mr G.E. Elias
its duly authorised attorney-in-fact
in the presence of: J.E. Manuel-v.d. Staal, Berg Arrarat 1, Curaçao	) ) ) /s/ GREGORY ELIAS ) /s/ GREGORY ELIAS ) ) /s/ J.E. MANUEL

EXECUTED as a DEED and DELIVERED
for and on behalf of
 ARIEL EXPLORATION FOUNDATION
By Intertrust (Curaçao) N.V. and Mr G.E. Elias
its duly authorised attorney-in-fact
in the presence of: J.E. Manuel-v.d. Staal, Berg Arrarat 1, Curaçao	) ) ) /s/ GREGORY ELIAS ) /s/ GREGORY ELIAS ) ) /s/ J.E. MANUEL

EXECUTED as a DEED and DELIVERED
for and on behalf of
 ASTERIX EXPLORATION FOUNDATION
By Intertrust (Curaçao) N.V. and Mr G.E. Elias
its duly authorised attorney-in-fact
in the presence of: J.E. Manuel-v.d. Staal, Berg Arrarat 1, Curaçao	) ) ) /s/ GREGORY ELIAS ) /s/ GREGORY ELIAS ) ) /s/ J.E. MANUEL
EXECUTED as a DEED and DELIVERED for and on behalf of ING BANK N.V. by its duly authorised attorney-in-fact	) ) ) /s/ M KLEMME ) /s/ BRAM WIJNEN ) )
EXECUTED as a DEED and DELIVERED for and on behalf of BARCLAYS BANK PLC by its duly authorised attorney-in-fact	) ) ) /s/ JOHN HOGARTH ) ) )
EXECUTED as a DEED and DELIVERED for and on behalf of NORTON ROSE by	) ) ) /s/ NORTON ROSE ) )